EXHIBIT 4.2.3

CERTIFICATE OF AMENDMENT
OF
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
NEWFIELD EXPLORATION COMPANY

     Newfield Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Newfield Exploration Company, resolutions were duly adopted setting forth a proposed amendment of the Second Restated Certificate of Incorporation of such corporation, declaring such amendment to be advisable and in the best interest of such corporation and providing for the submission of such amendment to the stockholders of such corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

            “RESOLVED, that the Board of deems it advisable and in the best interest of the Company to increase the number of shares of common stock, par value $.01 per share, of the Company authorized for issuance from 100,000,000 shares to 200,000,000 shares;

            RESOLVED, that, to effect such increase, the first paragraph of article FOURTH of the Company’s Second Restated Certificate of Incorporation shall be amended (the “Amendment”) to read in its entirety as follows:

            ‘FOURTH: The aggregate number of shares that the corporation shall have authority to issue is 205,000,000 shares, of which 5,000,000 shall be shares of preferred stock, par value $.01 per share (“Preferred Stock”), and 200,000,000 shall be shares of common stock, par value $.01 per share (“Common Stock”).’

            RESOLVED, that the Amendment be submitted to the stockholders of the Company for approval at the Annual Meeting.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of such corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Newfield Exploration Company has caused this certificate to be signed by Terry W. Rathert, its Secretary, this 12th day of May, 2004.

NEWFIELD EXPLORATION COMPANY
By:	/s/ Terry W. Rathert
Terry W. Rathert
Secretary